Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 333-227798, 333-232048, 333-239567, and 333-254230) on Form 10-K of our report dated March 23, 2022, with respect to the consolidated financial statements of Anaplan, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
San Francisco, California
March 23, 2022